Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-248741 and 333-274732) pertaining to the Share Option Plan for Employees with Non-Employee Sub-Plan and U.S. Sub-Plan, 2020 Employee Share Purchase Plan, and 2020 Equity Incentive Plan of Renalytix plc and Registration Statements on Form S-3 (File Nos. 333-265280, 333-271579, 333-274733, 333-278765 and 333-279966) of Renalytix plc of our report dated September 28, 2023, with respect to the consolidated financial statements of Renalytix plc included in this Annual Report (Form 10-K) for the year ended June 30, 2023.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 30, 2024